Exhibit 16.1

Somekh Chaikin
17 Ha’arba’a Street, PO Box 609
KPMG Millennium Tower
Tel Aviv 6100601, Israel
+972 3 684 8000

April 27, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Silicom Ltd. and subsidiaries (the Company) and, under the date of March 15, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2019, and the effectiveness of internal control over financial reporting as of December 31, 2020. On March 15, 2021, we declined to stand for reelection. We have read the Company's statements included under Item 16F of its Form 20-F dated April 27, 2022, and we agree with such statements.

Very truly yours,

/s/ Somekh Chaikin
Member Firm of KPMG International

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee